Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER RESULTS

INCLUDING GAIN ON SALE OF TECO TRANSPORT

Company provides 2008 earnings outlook

TAMPA, February 5, 2008 — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter 2007 net income of $173.9 million or $0.83 per share, compared to $48.9 million or $0.23 per share in the fourth quarter of 2006. Net income from continuing operations in the fourth quarter of 2007 was also $173.9 million or $0.83 per share, compared to $48.4 million, or $0.23 per share in the 2006 period. Results in 2007 include the $146.1 million after-tax gain, net of related fourth quarter costs, from the sale of TECO Transport and $20.2 million of after-tax charges related to the debt extinguishment/exchange transaction, both completed in December (see the Results Reconciliation table later in this release).

Full-year net income and earnings per share were $413.2 million or $1.98 per share in 2007, compared to $246.3 million or $1.19 per share in 2006. In addition to the fourth quarter factors, full-year results reflect $13.0 million of previously recorded after-tax costs related to the sale of TECO Transport. Full-year net income and earnings per share from continuing operations were $398.9 million or $1.91 per share in 2007, compared to $244.4 million or $1.18 per share in 2006. In 2007, net income reflects a $14.3 million tax benefit recorded in discontinued operations in the second quarter as a result of reaching a favorable conclusion with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants. TECO Transport was not classified as a discontinued operation due to the ongoing contractual relationship for solid fuel waterborne transportation services. As a result of the closing of the sale, TECO Transport’s and TECO Energy’s fourth quarter and full-year results reflect activity through Dec. 3, 2007.

TECO Energy Chairman and CEO Sherrill Hudson said, “Results this quarter reflect the execution on our commitments to investors. We completed the sale of TECO Transport, which allowed us to accelerate our debt retirement plans and positions us to invest in the growth of our regulated operations. We further strengthened our balance sheet through the retirement of an additional $300 million of parent debt, and TECO Energy’s credit rating was returned to investment grade by two credit rating agencies.”

Hudson went on to say, “We’re also pleased with our operating results this year. Even with the slowed Florida housing market, Tampa Electric continued to experience customer growth, TECO Guatemala had an outstanding year, and TECO Coal has seen improved pricing.”

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Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described below. Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits or costs associated with the production of synthetic fuel. The description of the charges, gains and benefits or costs related to the production of synthetic fuel follow the table. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2007	2006	2007	2006
Net income	$173.9	$48.9	$413.2	$246.3
Net income from continuing operations	$173.9	$48.4	$398.9	$244.4
Non-GAAP Results With Synthetic Fuel	$45.5	$46.0	$276.3	$233.6
Non-GAAP Results Excluding Synthetic Fuel	$47.7	$37.0	$223.7	$201.5

Fourth-quarter 2007 non-GAAP results from continuing operations including synthetic fuel (Non-GAAP Results With Synthetic Fuel), which include results from the production of synthetic fuel, but exclude charges and gains, were $45.5 million, compared to $46.0 million in the 2006 period. Fourth-quarter 2007 non-GAAP results from continuing operations excluding synthetic fuel (Non-GAAP Results Excluding Synthetic Fuel), which exclude charges and gains and also exclude the results from the production of synthetic fuel, were $47.7 million, compared to $37.0 million in the 2006 period (see the Results Reconciliation table later in this release).

For the year, Non-GAAP Results With Synthetic Fuel were $276.3 million in 2007, compared to $233.6 million in 2006. Non-GAAP Results Excluding Synthetic Fuel were $223.7 million in 2007, compared to $201.5 million in 2006 (see the Results Reconciliation table later in this release).

Fourth quarter 2007 net income included the following after-tax charges and gains: a $149.4 million gain on the sale of TECO Transport; $3.3 million of after-tax TECO Transport transaction-related costs; a $20.2 million charge for the debt extinguishment/exchange completed in December; and a $2.5 million after-tax benefit from not recording depreciation expense at TECO Transport due to its classification as Assets Held for Sale through the closing of the sale. Fourth-quarter 2006 results included a $3.1 million after-tax gain from the sale of an unused steam turbine and a $0.7 million after-tax charge for the final Hurricane Katrina-related repairs at TECO Transport. In 2007, fourth quarter net income included a $2.2 million after-tax loss from the production of synthetic fuel, compared to $9.0 million benefit in the 2006 period. (See the TECO Coal section later in this release.) All of these charges and gains were excluded in the calculation of Non-GAAP Results Excluding Synfuel. (See the Results Reconciliation table later in this release.)

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Full-year 2007 net income included the following after-tax charges and gains: the fourth quarter gain on the sale of TECO Transport and charge for debt extinguishment/exchange; $16.3 million of transaction costs related to the sale of TECO Transport; and a $9.7 million benefit from not recording depreciation expense at TECO Transport due to its classification as Assets Held for Sale through the closing of the sale. Full year 2007 net income included a $52.6 million net benefit from the production of synthetic fuel, compared to a net benefit of $32.1 million in 2006. (See the TECO Coal section later in this release.) Net income in 2007 also reflected the $14.3 million after-tax gain in discontinued operations related to previous asset dispositions. In 2006, full-year results included a net $3.0 million of after-tax costs for hurricane-related repairs at TECO Transport and associated insurance recovery; an $8.1 million after-tax gain on the sale of the remaining McAdams Power Station assets; and a $5.7 million after-tax gain on the sale of an unused steam turbine, all of which were excluded from the calculation of Non-GAAP results. (See the Results Reconciliation table later in this release.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information	3 months ended Dec. 31		12 months ended Dec. 31
(in millions)
	2007	2006	2007	2006
Net Income (loss)
Tampa Electric	$29.0	$19.4	$150.3	$135.9
Peoples Gas System	6.3	7.0	26.5	29.7
TECO Coal	7.2	19.3	90.9	78.8
TECO Guatemala	11.4	11.0	44.7	37.6
Parent/other	113.0	(16.1)	52.5	(60.4)
TECO Transport*	7.0	7.8	34.0	22.8

Net income from continuing operations*	173.9	48.4	398.9	244.4
Discontinued operations	—	0.5	14.3	1.9

Total net income*	$173.9	$48.9	$413.2	$246.3

*	Includes TECO Transport’s results through Dec. 3, 2007.

Operating Company Results

Tampa Electric

Net income for the fourth quarter was $29.0 million, compared with $19.4 million for the same period in 2006. Results for the quarter reflected higher retail energy sales, 1.3% average customer growth, increased sales to other utilities and the benefits of lower operations and maintenance, depreciation and property tax expenses discussed below. Net income included $1.0 million of Allowance for Funds Used During Construction (AFUDC)—equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment, compared with $1.3 million

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in the 2006 period. Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, decreased $2.6 million, after tax, in the fourth quarter of 2007, compared to the same period in 2006, reflecting lower planned generating unit outage expenses, lower property insurance expense, and a decrease in actuarially determined self-insurance reserves. Interest expense increased $0.7 million, after tax, due to higher levels of long-term debt outstanding, and interest income decreased $1.4 million, after tax, due primarily to lower deferred fuel clause balances.

Compared to the fourth quarter of 2006, depreciation expense decreased $0.7 million after tax, reflecting primarily lower depreciation rates as a result of a depreciation study approved by the FPSC in 2007. Property tax expense decreased $0.7 million after tax, compared to the fourth quarter of 2006, reflecting lower property tax rates from legislation passed in Florida to reduce property taxes, as well as adjustments to property valuations previously agreed to with various taxing authorities.

Despite a slower rate of customer growth in the quarter as a result of the slowdown in the Florida housing market, Tampa Electric’s retail energy sales increased 2.7% in the fourth quarter, driven primarily by increased sales to lower margin industrial phosphate customers and higher sales to residential and commercial customers due to warmer than normal weather early in the quarter. Total heating and cooling degree days for the Tampa area in the fourth quarter were 8% above normal and 6% above actual 2006 levels.

Net income in 2007 was $150.3 million, compared to $135.9 million in 2006. These results were driven primarily by lower depreciation and property tax expense and higher retail energy sales, partially offset by higher operations and maintenance and interest expense. These results reflect 2.7% higher retail energy sales and off-system energy sales that were 5.0% higher than last year. The positive effects of 1.9% average retail customer growth and total heating and cooling degree days that were more than 2% above normal and 5% above 2006 total degree days were partially offset by changes in residential customers’ consumption patterns due to a higher percentage of smaller, more energy-efficient, multi-family residences, and voluntary conservation due to higher prices for all forms of energy.

In 2007, excluding all FPSC-approved cost recovery clause-related expenses, operations and maintenance expense increased by $3.6 million after tax, compared to 2006, primarily due to higher employee-related costs, additional spending on the distribution system to comply with the FPSC-mandated storm hardening requirements and planned outage requirements on generating units partially offset by $5.1 million of lower after-tax depreciation expenses and $2.4 million of lower after-tax property tax expenses. Net income also included $4.5 million of AFUDC-equity related to the construction of the peaking generation units that entered service in April 2007, and the installation of NOx pollution control equipment, compared to $2.7 million in 2006.

Results for 2007 also reflect a $2.1 million after-tax benefit for the wholesale component of the sale of sulfur dioxide (SO2) emissions credits, compared to a $1.4 million after-tax benefit in 2006. In 2007, Tampa Electric sold approximately $91 million of excess SO2 emissions credits. While these sales primarily benefited retail customers through a reduced Environmental Cost Recovery Clause charge, Tampa Electric recognized the benefit from the wholesale component of the sale of these credits in net income.

Peoples Gas

Peoples Gas reported net income of $6.3 million for the fourth quarter, compared to

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$7.0 million in the same period in 2006. Quarterly results reflect average customer growth of 0.8% and higher low-margin off-system sales and volumes transported for power generation customers, which were offset by lower sales to retail customers. Lower 2007 volumes for retail customers reflect very mild early winter weather, changes in customer usage patterns and lower sales to industrial customers, such as wallboard, asphalt and concrete producers, that are impacted by the slowdown in the Florida housing market. Results also reflect lower property tax rates reflecting lower property tax rates from legislation passed in Florida to reduce property taxes and higher depreciation expense, due to a routine depreciation study approved by the FPSC in 2007.

Net income was $26.5 million in 2007, compared to $29.7 million in 2006. These results reflect 1.6% average customer growth and the same factors described for the fourth quarter. Also, sales to weather-sensitive residential customers were lower in the first quarter due to one of the warmest months of January on record, which limited the number of heating degree days.

TECO Coal

TECO Coal reported fourth quarter net income of $7.2 million, compared to $19.3 million in the same period in 2006. The year-over-year changes were driven primarily by the quarterly adjustments to the phase out of earnings from synthetic fuel due to high oil prices. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which exclude the $2.2 million after-tax net cost related to synthetic fuel production in 2007 and the $9.0 million net benefit from synthetic fuel in 2006, were $9.4 million in 2007, compared to $10.3 million in the 2006 period. (See the Results Reconciliation table.)

In 2007, fourth quarter total sales were 2.5 million tons, including 1.5 million tons of synthetic fuel, compared to 2.6 million tons, including 1.7 million tons of synthetic fuel, in the fourth quarter of 2006. Compared to the fourth quarter in 2006, results reflect a slightly higher average net selling price per ton across all products, which excludes transportation allowances, reflecting improved spot market prices for limited spot market sales in the quarter. In 2007, the fourth-quarter cash cost of production per ton increased 1.5% from the fourth quarter of 2006, reflecting higher prices for petroleum based products.

The $2.2 million after-tax loss from the production of synthetic fuel in the fourth quarter of 2007 reflects a $41.7 million after-tax reduction in benefits due to an estimated 67% phase-out of synthetic fuel tax credits, including adjustments to prior estimates, compared to an $8.6 million reduction and 35% phase-out in the same period in 2006. The results for synthetic fuel production in the fourth quarter of 2007 also reflect a $22.1 million after-tax benefit from adjusting to market the valuation of the oil-price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, fourth quarter results included a $2.2 million after-tax mark-to-market charge.

TECO Coal recorded net income of $90.9 million in 2007, compared to $78.8 million in 2006. TECO Coal’s 2007 Non-GAAP Results Excluding Synthetic Fuel, which exclude the $52.6 million benefit associated with the production of synthetic fuel, were $38.3 million, compared to $46.7 million in 2006, which excluded $32.1 million of synthetic fuel benefits. (See the Results Reconciliation table.)

Total sales were 9.2 million tons in 2007, including 6.0 million tons of synthetic fuel, compared to 9.8 million tons, including 5.3 million tons of synthetic fuel in 2006, when synfuel production was curtailed for approximately six weeks due to high oil prices. Results

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in 2007 reflect an average net selling price per ton across all products, which excluded transportation allowances, that was less than 1% lower than 2006. The cash cost of production increased less than 0.5% in 2007 compared to 2006. Results also reflect a $1.6 million after-tax benefit in the first quarter of 2007 from the true-up of the 2006 synthetic fuel tax credit rate, compared to a $2.7 million benefit in 2006 for the true-up of the 2005 synthetic fuel tax credit rate.

The $52.6 million of benefits from the production of synthetic fuel in 2007 reflect a $91.1 million after-tax reduction in earnings benefits due to the estimated 67% phase-out, compared to the 35% phase-out and $36.7 million after-tax reduction in 2006. The results for synthetic fuel production also reflect a $53.8 million after-tax benefit from adjusting to market the valuation of the oil price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, results included a $1.7 million after-tax mark-to-market charge.

In 2007, TECO Coal had in place oil price hedge instruments to protect against the risk of high oil prices reducing the value of the tax credits related to the production of synthetic fuel. Because these oil price hedges were intended to provide approximately a dollar-for-dollar recovery of lost synthetic fuel revenues in the event of a phase-out, TECO Coal previously forecast full-year benefits from the production of synthetic fuel to be approximately $100 million of net cash and $65 million of net income, regardless of oil price levels. Although the oil price hedges were calibrated to fully compensate for any potential phase-out, the final phase-out estimate exceeded the final hedge settlement by approximately $18.0 million of cash and $12.0 million of after tax income. This difference occurred because the 2007 relationship between the U.S. Department of Energy’s Producer First Purchase Prices and the NYMEX oil prices, which was the basis for the hedges, diverged from the historical norm in the second half of 2007, as oil prices continued to increase. The phase out reduced cash received from the investors in 2007, and the cash from the hedges was received in January 2008.

TECO Guatemala

TECO Guatemala reported fourth quarter net income of $11.4 million in 2007, compared to $11.0 million in the 2006 period. The 2007 fourth quarter results reflect customer growth and higher energy sales at EEGSA and increased earnings from the EEGSA-affiliated companies, which provide, among other things, electricity transmission services, wholesale power sales to unregulated electric customers, engineering services and telecommunication carrier services. The San José Power Station had almost 1% higher contract energy sales at higher prices in the quarter. Spot market sales of excess power above the long-term contracted capacity were also strong in the quarter. The Alborada Power Station benefited from higher capacity payments as scheduled under its contract. Interest expense decreased due to lower interest rates and lower project debt balances and interest income increased on higher cash balances on cash held offshore.

Full-year 2007 net income was $44.7 million, compared to $37.6 million in 2006. Earnings for EEGSA and the unregulated affiliate companies increased due to the same factors as for the quarter, and a $1.9 million after-tax benefit related to a second-quarter adjustment to previously estimated year-end results. The San Jose Power Station realized increased revenues from both contract and spot sales with volumes up 2% and 5%, respectively, and prices up 3% for contract and spot sales. Interest expense and interest income also improved in 2007.

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Parent / Other

Parent/other results in the fourth quarter were $113.0 million after tax, compared to a cost of $16.1 million after tax, in the 2006 period. The non-GAAP cost for Parent/other in the fourth quarter was $12.9 million after tax, compared to a cost of $19.2 million after tax, in the 2006 period. Non-GAAP costs in 2007 exclude the $146.1 million net gain on the sale of TECO Transport and the $20.2 million after-tax charge related to the debt extinguishment/exchange completed in December. Non-GAAP costs in 2006 exclude a $3.1 million after-tax gain on the sale of unused steam turbines. (See the Results Reconciliation table.) Total parent interest expense declined $7.0 million after tax, in the fourth quarter of 2007, reflecting parent debt retirement.

Parent/other net income was $52.5 million in 2007, compared to a cost of $60.4 million in 2006. In 2007, the non-GAAP cost was $60.4 million, compared to a cost of $74.2 million in 2006. In addition to the fourth quarter items, 2007 non-GAAP results excluded $13.0 million of after-tax charges related to the sale of TECO Transport recorded in prior quarters. Results in 2006 reflected the $5.7 million after-tax gain on the unused steam turbines and the $8.1 million gain on the sale of the remaining assets of the unfinished McAdams Power Station, which had been previously impaired. In 2007, after-tax parent interest expense declined $18.1 million reflecting parent debt retirement.

TECO Transport

As a result of the sale closing, TECO Transport’s fourth quarter net income of $7.0 million reflects activities through Dec. 3, 2007. Net income for the full fourth quarter of 2006 was $7.8 million. TECO Transport’s fourth quarter 2007 non-GAAP results were $4.5 million, compared to 2006 non-GAAP results of $8.5 million. Because of the Assets Held for Sale classification of TECO Transport, the recording of depreciation was discontinued as of Apr. 1, 2007. TECO Transport’s fourth quarter non-GAAP results include $2.5 million of after-tax depreciation that was excluded from reported net income. Fourth quarter non-GAAP results in 2006 excluded $0.7 million of after-tax direct costs associated with the final repairs of Hurricane Katrina damage. (See the Results Reconciliation table.) Fourth quarter results in 2007 reflect increased third-party volumes at TECO Bulk Terminal, offset by the impact of low water conditions on the rivers, which limited tow sizes, and lower river rates when compared to the near record levels in 2006.

Net income through Dec. 3, 2007, was $34.0 million in 2007, compared to $22.8 million in 2006. Non-GAAP results were $24.3 million in 2007, including the $9.7 million, after tax, of depreciation expense that was not recorded in GAAP net income, compared to $25.8 million for the full-year period in 2006, which excluded $3.0 million of after-tax direct costs associated with damage from Hurricane Katrina, net of insurance recovery. (See the Results Reconciliation table.) These results reflect primarily the same factors as the fourth quarter, as well as higher earnings from third-party business at the ocean-going operations.

Discontinued Operations

Full-year net income from discontinued operations was $14.3 million in 2007, compared to $1.9 million in 2006. Results from discontinued operations in 2007 reflect a tax

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benefit recorded in the second quarter as a result of reaching favorable conclusions with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants. Results from discontinued operations in 2006 reflected recoveries of amounts previously written-off from the smaller unregulated energy-related businesses that were sold in prior years.

Cash and Liquidity

The table below sets forth the Dec. 31, 2007 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

Balances as of Dec. 31, 2007

(millions)	Consolidated	Tampa Electric Company	Other Operating Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	34.5	25.0	—	9.5

Available credit facilities	640.5	450.0	—	190.5
Cash	162.6	11.9	50.9	99.8
Other investments	15.0	—	15.0	—

Total liquidity	$818.1	$461.9	$65.9	$290.3

Consolidated restricted cash (not included above)	$7.4	$—	$0.2	$7.2

Cash at the other operating companies includes $35.8 million at TECO Guatemala held offshore due to the tax deferral structure associated with EEGSA and its affiliated companies. Other investments reflect an additional $15 million held offshore at TECO Guatemala with longer term maturity dates. In addition to consolidated cash, as of Dec. 31, 2007, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $19.9 million and restricted cash of $4.9 million, which are not included in the table above.

2008 Earnings Outlook

TECO Energy expects 2008 earnings per-share within a range of $0.95 and $1.10, excluding any charges or gains that might occur. This forecast is based on TECO Energy’s current expectations, which are described below.

Tampa Electric expects the benefits of average customer growth will drive weather-normalized energy sales growth of about 2% and more than offset higher non-fuel operation and maintenance expenses. Depreciation expense is expected to increase from routine plant additions; interest expense is expected to increase due to higher long-term debt balances; and interest income is expected to decrease due to lower under-recovered FPSC-approved clause balances. In addition, the company expects higher AFUDC on the investment in combustion turbines to meet peak load requirements, the NOx control projects that are under construction at the Big Bend Power Station. Environmental Cost Recovery Clause-related earnings are expected to increase due to the second NOx control project to be completed, which is expected

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to enter service in May on Big Bend Unit 3. Tampa Electric’s 2008 customer growth and energy sales growth forecasts reflect a weakened Florida housing market, but do not reflect an extended depressed housing market or local, state or national economic recession.

Due to the significant investments made by Tampa Electric since its last base rate increase awarded in 1992 to expand the system to reliably serve its growing customer base, the ongoing continued level of capital investment, and the higher levels of non-fuel operations and maintenance expenditures, current base rates are not expected to support it earning within its allowed ROE range in 2008 and 2009. Tampa Electric expects that it will require base rate relief in 2009.

Peoples Gas assumes normal weather, customer growth and therm sales growth in 2008 to be offset by the effects of higher operation and maintenance expense and higher depreciation expense. Due to the higher operating costs, continued investment in the distribution system and higher costs associated with recently required safety requirements, such as pipeline integrity safety, Peoples Gas’ return on equity levels are below the bottom of its allowed range and therefore it expects to file for a base rate increase in 2008.

TECO Coal expects 2008 net income to exceed its 2007 Non-GAAP Results Excluding Synthetic Fuel. Total sales are expected to be in a range between 9.5 million and 10 million tons in 2008, compared to 9.2 million tons, including 6.0 million tons of synthetic fuel in 2007. The higher expected sales volume reflects the somewhat improved coal market, which has been driven by supply and demand in the international coal market and the expectation of more normal inventory levels at U.S. utilities. Although the average selling price for all products is expected to increase in 2008 the cost of production is expected to increase at a higher rate. The benefits from closing higher cost facilities in 2006 and 2007 are expected to be more than offset by higher prices for diesel fuel and petroleum based products than in 2007, and higher safety costs. Fully-loaded cash margins per ton in 2008 are expected to be about $10 per ton and after-tax earnings margins are expected to be about $4 per ton.

TECO Guatemala expects 2008 net income to decrease from 2007 levels. Results in 2007 reflect outstanding performance of the San Jose Power Station with extremely high availability and capacity factors. In 2008, increased scheduled maintenance is expected to reduce the availability and capacity factors, which will result in lower spot energy sales and increased costs. Results at EEGSA and the affiliated companies are expected to be driven by higher energy sales to retail customers being more than offset by the absence of the $1.9 million after-tax benefit related to an adjustment to previously estimated results recorded in 2007.

Costs at TECO Energy parent are expected to decline due to the repayment of $57 million of 5.93% junior subordinated notes in January 2007, repayment of the $300 million of 6.125% notes in May 2007, retirement of almost $300 million of 7.5% notes in December 2007, and the planned retirement of $100 million of floating rate debt in the second half of 2008.

Results will also reflect the loss of earnings from TECO Transport, which will be partially offset by the lower parent interest expense.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

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Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified gains, charges and earnings from the production of synthetic fuel in the 2007 and 2006 quarterly and full-year periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

Results Reconciliation (in millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2007	2006	2007	2006
GAAP net income	$173.9	$48.9	$413.2	$246.3

Exclude discontinued operations	—	0.5	14.3	1.9

GAAP net income from continuing operations	$173.9	$48.4	$398.9	$244.4

Add TECO Transport gain on sale	(149.4)	—	(149.4)	—
Add TECO Transport transaction costs recorded at TECO Energy parent	3.3	—	16.3	—
Add TECO Transport depreciation	(2.5)	—	(9.7)	—
Add parent debt extinguishment	20.2	—	20.2	—
Add TECO Transport hurricane costs net of insurance recovery	—	0.7	—	3.0
Add McAdams gain on sale – net	—	—	—	(8.1)
Add steam turbine gain on sale	—	(3.1)	—	(5.7)

Total charges and gains	(128.4)	(2.4)	(122.6)	(10.8)

Non-GAAP results from continuing operations (1)	$45.5	$46.0	$276.3	$233.6

Synthetic fuel cost / (benefit)	2.2	(9.0)	(52.6)	(32.1)

Non-GAAP results excluding synthetic fuel	$47.7	$37.0	$223.7	$201.5

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

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Conference call information

As previously announced, TECO Energy will conduct a Webcast and conference call with the financial community at 9:00 am Eastern time on February 5, 2008 covering its fourth quarter and full-year results and its 2008 outlook. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution, and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; commodity price and operating cost changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; the actual change in inflation in 2007, which affects the final value of the synthetic fuel related tax credits; and TECO Coal’s exposure to any changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel or the related benefits that have been previously recognized. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006, as updated by the information contained in Item 1A of its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and Sept. 30, 2007.

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Summary Information as of Dec. 31, 2007

	3 months ended		12 months ended
(millions except per share amounts)	2007	2006	2007	2006
Revenues	$858.3	$826.2	$3,536.1	$3,448.1

Net income from continuing operations	$173.9	$48.4	$398.9	$244.4
Net income from discontinued operations	—	0.5	14.3	1.9

Net income	$173.9	$48.9	$413.2	$246.3

Earnings per share from continuing operations – basic	$0.83	$0.23	$1.91	$1.18
Earnings per share from discontinued operations – basic	—	—	0.07	0.01

Earnings per share – basic	$0.83	$0.23	$1.98	$1.19

Earnings per share – diluted	$0.83	$0.23	$1.97	$1.18
Average common shares outstanding – basic	209.4	208.3	209.1	207.9
Average common shares outstanding – diluted	210.4	209.2	209.9	208.7

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

- Page 12 of 12 -

DECEMBER 2007

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except share data)	2007	2006	2007	2006
Revenues
Regulated electric and gas	$666.3	$614.6	$2,786.3	$2,660.3
Unregulated	192.0	211.6	749.8	787.8

Total revenues	858.3	826.2	3,536.1	3,448.1

Expenses
Regulated operations
Fuel	207.2	193.8	854.7	803.4
Purchased power	64.3	51.6	271.9	221.3
Cost of natural gas sold	90.5	70.0	389.9	365.3
Other	79.2	80.2	280.4	294.0
Operation other expense
Mining related costs	120.6	126.2	435.4	450.2
Waterborne transportation costs	42.4	57.2	206.4	217.8
Other	5.4	3.9	16.6	15.6
Maintenance	46.0	46.9	183.5	183.3
Depreciation	65.5	71.2	263.7	282.2
Gain on sale, net of transaction related costs	(242.5)	0.0	(221.3)	0.0
Sale of previously impaired assets / Asset impairments	0.0	(5.0)	0.0	(20.7)
Taxes, other than income	50.9	51.8	218.3	217.5

Total expenses	529.5	747.8	2,899.5	3,029.9

Income from operations	328.8	78.4	636.6	418.2

Other income (expense)
Allowance for other funds used during construction	1.0	1.3	4.5	2.7
Other income	12.0	27.7	112.0	94.5
Loss on debt extinguishment / exchange	(32.9)	(2.5)	(32.9)	(2.5)
Income from equity investment	18.0	16.0	68.5	58.9

Total other income	(1.9)	42.5	152.1	153.6

Interest charges
Interest expense	61.4	69.7	259.5	279.4
Allowance for borrowed funds used during construction	(0.3)	(0.5)	(1.7)	(1.1)

Total interest charges	61.1	69.2	257.8	278.3

Income before provision for income taxes	265.8	51.7	530.9	293.5
Provision (benefit) for income taxes	109.5	26.0	214.2	118.7

Income from Continuing Operations before minority interests	156.3	25.7	316.7	174.8
Minority Interests	17.6	22.7	82.2	69.6

Income (loss) from Continuing Operations	173.9	48.4	398.9	244.4
Discontinued operations
Income (loss) from discontinued operations	0.0	0.0	0.0	2.3
Income tax provision (benefit)	0.0	(0.5)	(14.3)	0.4

Total discontinued operations	0.0	0.5	14.3	1.9

Net income (loss)	$173.9	$48.9	$413.2	$246.3

Average common shares outstanding (millions)	209.4	208.3	209.1	207.9

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.83	0.23	1.91	1.18
Earnings per share from continuing operations — diluted	0.83	0.23	1.90	1.17

Earnings per share — basic	0.83	0.23	1.98	1.19
Earnings per share — diluted	0.83	0.23	1.97	1.18

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Dec-31-2007	Dec-31-2006
Assets
Current assets
Cash and cash equivalents	$162.6	$441.6
Restricted cash	7.4	37.3
Receivables	295.9	334.9
Crude oil options receivable, net	78.5	3.4
Inventories at average cost
Fuel	85.8	85.0
Materials and supplies	68.2	74.6
Current derivative asset	0.3	7.1
Income tax receivables	0.7	18.8
Prepayments and other current assets	23.0	27.3
Regulatory assets – current	67.4	255.7

Total current assets	789.8	1,285.7

Property, plant and equipment
Utility plant in service
Electric	5,275.2	5,030.4
Gas	917.4	877.7
Construction work in process	364.8	334.1
Other property	336.4	841.9

Property plant and equipment at original cost	6,893.8	7,084.1
Accumulated depreciation	(2,005.6)	(2,317.2)

Total property, plant and equipment (net)	4,888.2	4,766.9

Other assets
Deferred income taxes	424.9	630.2
Other investments	22.9	8.0
Regulatory assets	186.8	231.3
Investment in unconsolidated affiliates	275.5	292.9
Goodwill	59.4	59.4
Long-term derivative asset	1.9	0.1
Deferred charges and other assets	115.8	87.3

Total other assets	1,087.2	1,309.2

Total assets	$6,765.2	$7,361.8

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.7	$566.7
Non-recourse	1.4	1.3
Junior subordinated debt	0.0	71.4
Notes payable	25.0	48.0
Accounts payable	302.1	326.5
Other current liabilities	18.0	14.2
Customer deposits	138.1	129.5
Current derivative liability	26.0	70.3
Interest accrued	32.7	50.5
Taxes accrued	33.2	25.3
Regulatory liabilities - current	35.4	46.7

Total current liabilities	617.6	1,350.4

Other liabilities
Investment tax credit	12.2	14.7
Regulatory liabilities	582.7	555.3
Long-term derivative liability	0.1	3.7
Deferred credits and other liabilities	377.2	496.1
Long-term debt, less amount due within one year
Recourse	3,149.4	3,202.2
Non-recourse	9.0	10.4

Total other liabilities	4,130.6	4,282.4

Total Liabilities	4,748.2	5,632.8
Capital
Common equity	210.9	209.5
Paid in capital	1,489.2	1,466.3
Retained earnings	334.1	83.7
Accumulated other comprehensive income	(17.2)	(30.5)

Total capital	2,017.0	1,729.0

Total liabilities and capital	$6,765.2	$7,361.8

Book Value Per Share	$9.57	$8.25

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions)	2007	2006	2007	2006
Cash flows from operating activities
Net income (loss)	$173.9	$48.9	$413.2	$246.3

Adjustments to reconcile net income to net cash:
Depreciation	65.5	71.2	263.7	282.2
Deferred income taxes	94.2	22.7	184.8	112.5
Investment tax credit, net	(0.6)	(0.6)	(2.5)	(2.6)
Allowance for funds used during construction	(1.0)	(1.3)	(4.5)	(2.7)
Non-cash stock compensation	1.7	2.2	11.6	11.5
Gain on asset sales, pretax	(218.9)	(20.5)	(246.1)	(67.0)
Noncash debt extinguishment / exchange, pretax	2.6	2.5	2.6	2.5
Equity in earnings of unconsolidated affiliates	(10.7)	(11.5)	(18.0)	(3.4)
Minority interest	(17.6)	(22.7)	(82.2)	(69.6)
Derivatives	(34.0)	2.7	(82.7)	2.0
Deferred recovery clause	45.6	(8.7)	123.7	53.4
Receivables, less allowance for uncollectibles	132.5	1.5	51.0	(26.0)
Inventories	24.3	2.6	(9.6)	(5.8)
Prepayments and other current assets	2.8	1.3	3.2	11.4
Taxes accrued	(27.0)	(58.6)	26.6	(17.0)
Interest accrued	(50.1)	(39.4)	(17.8)	0.5
Accounts payable	(29.8)	27.0	(71.9)	(18.0)
Other	(13.6)	29.6	8.9	56.7

	139.8	48.9	554.0	566.9

Cash flows from investing activities
Capital expenditures	(134.8)	(154.0)	(494.4)	(455.7)
Allowance for funds used during construction	1.0	1.3	4.5	2.7
Net proceeds from sale of assets	344.4	58.7	405.2	100.4
Restricted cash	30.0	0.0	29.9	0.3
Investment in unconsolidated affiliates	0.7	6.2	27.5	7.3
Other investments	27.3	(7.8)	(0.4)	(6.7)

	268.6	(95.6)	(27.7)	(351.7)

Cash flows from financing activities
Dividends	(41.1)	(39.7)	(163.0)	(158.7)
Common stock	4.2	6.2	14.0	12.5
Proceeds from long-term debt	0.0	0.0	444.1	327.5
Repayment of long-term debt	(297.2)	(106.2)	(1,137.5)	(199.3)
Debt exchange premiums	(21.2)	0.0	(21.2)	0.0
Minority interest	21.4	18.2	81.3	65.7
Net increase (decrease) in short-term debt	(48.0)	48.0	(23.0)	(167.0)

	(381.9)	(73.5)	(805.3)	(119.3)

Net increase (decrease) in cash and cash equivalents	26.5	(120.2)	(279.0)	95.9
Cash and cash equivalents at beginning of period	136.1	561.8	441.6	345.7

Cash and cash equivalents at end of period	$162.6	$441.6	$162.6	$441.6

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas (2)	TECO Coal	TECO Transport	TECO Guatemala		Other & Eliminations		TECO Energy
Three months ended Dec. 31,
2007	Revenues - outsiders	$524.5	$141.8	$147.8	$42.1	$2.1		$—		$858.3
	Sales to affiliates	0.4	—	—	17.1	—		(17.5)		—

	Total revenues	524.9	141.8	147.8	59.2	2.1		(17.5)		858.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	18.0		—		18.0
	Depreciation	45.4	10.2	9.6	—	0.2		0.1		65.5
	Total interest charges (1)	28.1	4.3	3.2	0.9	3.9		20.7		61.1
	Allocated interest expense (1)	—	—	2.9	0.9	3.9		(7.7)		—
	Provision (Benefit) for income taxes	16.2	3.6	9.1	2.3	2.7		75.6		109.5
	Net income (loss) from continuing operations	$29.0	$6.3	$7.2	$7.0 (4)	$11.4		$113.0	(6)(7)	$173.9
2006	Revenues - outsiders	$492.1	$122.6	$153.0	$56.5	$2.0		$—		$826.2
	Sales to affiliates	0.5	—	—	24.4	—		(24.9)		—

	Total revenues	492.6	122.6	153.0	80.9	2.0		(24.9)		826.2
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.1)	15.6		0.5		16.0
	Depreciation	46.6	9.2	9.5	5.5	0.2		0.2		71.2
	Total interest charges (1)	26.7	3.9	2.8	1.2	3.8		30.8		69.2
	Allocated interest expense (1)	—	—	2.6	(0.5)	3.7		(5.8)		—
	Provision (Benefit) for income taxes	11.0	4.5	13.5	2.7	3.5		(9.2)		26.0
	Net income (loss) from continuing operations	$19.4	$7.0	$19.3	$7.8	$11.0	(5)	$(16.1	) (5)	$48.4

Twelve months ended Dec. 31,
2007	Revenues - outsiders	$2,186.6	$599.7	$544.5	$197.1	$8.0		$0.2		$3,536.1
	Sales to affiliates	1.8	—	—	93.2	—		(95.0)		—

	Total revenues	2,188.4	599.7	544.5	290.3	8.0		(94.8)		3,536.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	68.5		—		68.5
	Depreciation	178.6	40.1	38.4	5.6	0.5		0.5		263.7
	Total interest charges (1)	112.2	17.1	12.5	4.8	15.2		96.0		257.8
	Allocated interest expense (1)	—	—	11.6	0.8	14.9		(27.3)		—
	Provision (Benefit) for income taxes	85.2	16.4	46.3	13.5	7.8		45.0		214.2
	Net income (loss) from continuing operations	$150.3	$26.5	$90.9	$34.0 (4)	$44.7		$52.5	(6)(7)	$398.9
2006	Revenues - outsiders	$2,082.7	$577.6	$574.9	$205.1	$7.6		$0.2		$3,448.1
	Sales to affiliates	2.2	—	—	103.4	—		(105.6)		—

	Total revenues	2,084.9	577.6	574.9	308.5	7.6		(105.4)		3,448.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.3)	58.7		0.5		58.9
	Depreciation	186.3	36.5	36.4	22.1	0.6		0.3		282.2
	Total interest charges (1)	107.4	15.7	10.6	4.5	15.0		125.1		278.3
	Allocated interest expense (1)	—	—	9.9	(1.4)	14.6		(23.1)		—
	Provision (Benefit) for income taxes	80.3	18.8	35.6	10.9	8.7		(35.6)		118.7
	Net income (loss) from continuing operations	$135.9	$29.7	$78.8	$22.8 (3)	$37.6	(5)	$(60.4	) (5)	$244.4

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	As of Jan. 1, 2006 results for Peoples Gas include the remaining operating TECO Solutions companies.
(3)	TECO Transport’s results include net storm costs of $3.0 million for the 12 months ended Dec. 31, 2006.
(4)	Beginning Apr. 1, 2007, no depreciation expense was recognized for TECO Transport as a result of the assets being classified as “held for sale”. Depreciation expense for the second, third and fourth quarters of 2007 would have been $3.6, $3.6 and $2.5 million, respectively.
(5)	Results for the 12 months ended Dec. 31, 2006 include a $3.1 million gain on the sale of a steam turbine originally reported in TECO Guatemala in the fourth quarter of 2006, a $2.6 million gain on the sale of another steam turbine originally reported in TECO Guatemala in the third quarter of 2006 and an $8.1 million gain on the sale of the McAdams Power Station taking place in the second quarter of 2006.
(6)	Results for the 12 months ended Dec. 31, 2007 include $16.3 million in after-tax transaction costs related to the sale of TECO Transport ($1.8 in the first quarter, $8.3 in the second quarter $2.9 in the third quarter and $3.3 in the fourth quarter of 2007).
(7)	Results for the three and 12 months ended Dec. 31, 2007 include the $149.4 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

Three Months Ended December 31,	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
	2007	2006		2007	2006
Residential	$236,258	$221,381	6.7	2,048,032	2,005,360	2.1
Commercial	162,010	149,618	8.3	1,614,993	1,573,359	2.6
Industrial — Phosphate	18,566	16,462	12.8	267,364	251,459	6.3
Industrial — Other	28,746	27,978	2.7	317,970	328,832	(3.3)
Other sales of electricity	46,578	41,415	12.5	458,808	425,611	7.8

	492,158	456,854	7.7	4,707,167	4,584,621	2.7
Deferred and other revenues	(29,024)	10,318	—	—	—	—
Sales for resale	17,135	16,015	7.0	234,570	185,798	26.3
Other operating revenue	10,245	9,401	9.0	—	—	—
SO2 Allowance Sales	34,416	(1)	—	—	—	—

	$524,930	$492,587	6.6	4,941,737	4,770,419	3.6

Average customers	668,089	659,460	1.3	—	—	—

Retail Net Energy For Load				4,753,981	4,577,760	3.8

Total Degree Days				818	775	5.5

Twelve Months Ended December 31,	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
	2007	2006		2007	2006
Residential	$1,017,942	$956,741	6.4	8,871,217	8,720,867	1.7
Commercial	653,625	602,370	8.5	6,541,525	6,356,828	2.9
Industrial — Phosphate	72,983	61,510	18.7	1,049,870	936,070	12.2
Industrial — Other	118,183	112,952	4.6	1,315,641	1,343,293	(2.1)
Other sales of electricity	178,353	162,146	10.0	1,754,500	1,668,006	5.2

	2,041,086	1,895,719	7.7	19,532,753	19,025,064	2.7
Deferred and other revenues	(51,737)	34,063	—	—	—	—
Sales for resale	68,992	71,068	(2.9)	905,140	862,135	5.0
Other operating revenue	38,993	39,043	(0.1)	—	—	—
SO2 Allowance Sales	91,098	45,032	—	—	—	—

	$2,188,432	$2,084,925	5.0	20,437,893	19,887,199	2.8

Average customers	666,354	653,706	1.9	—	—	—

Retail Net Energy For Load				20,448,441	20,025,082	2.1

Total Degree Days				4,254	4,039	5.3

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

Three Months Ended December 31,	Operating Revenues*		Percent Change	Therms*		Percent Change
	2007	2006		2007	2006
By Customer Segment:
Residential	$31,591	$32,777	(3.6)	16,521	18,336	(9.9)
Commercial	35,327	36,412	(3.0)	91,511	94,984	(3.7)
Industrial	2,334	2,586	(9.7)	44,329	48,746	(9.1)
Off System Sales	58,613	36,318	61.4	77,119	52,645	46.5
Power generation	3,436	2,990	14.9	116,733	72,403	61.2
Other revenues	8,714	9,982	(12.7)			—

	$140,015	$121,065	15.7	346,213	287,114	20.6

By Sales Type:
System supply	$108,900	$89,088	22.2	108,341	88,401	22.6
Transportation	22,401	21,995	1.8	237,872	198,713	19.7
Other revenues	8,714	9,982	(12.7)	—	—	—

	$140,015	$121,065	15.7	346,213	287,114	20.6

Average customers	333,629	331,010	0.8	—	—	—

Twelve Months Ended December 31,	Operating Revenues*		Percent Change	Therms*		Percent Change
	2007	2006		2007	2006
By Customer Segment:
Residential	$140,161	$145,976	(4.0)	70,086	73,040	(4.0)
Commercial	158,391	164,426	(3.7)	370,940	375,674	(1.3)
Industrial	9,674	11,467	(15.6)	186,344	209,111	(10.9)
Off System Sales	232,791	192,690	20.8	303,487	247,510	22.6
Power generation	14,643	13,997	4.6	471,687	395,714	19.2
Other revenues	37,370	43,351	(13.8)		—	—

	$593,030	$571,907	3.7	1,402,544	1,301,049	7.8

By Sales Type:
System supply	$465,542	$439,226	6.0	437,865	391,165	11.9
Transportation	90,118	89,330	0.9	964,679	909,884	6.0
Other revenues	37,370	43,351	(13.8)		—	—

	$593,030	$571,907	3.7	1,402,544	1,301,049	7.8

Average customers	334,343	329,044	1.6	—	—	—

*	in thousands